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                                                                                                                      EXHIBIT 11.1

                                            JENNIFER CONVERTIBLES INC. AND SUBSIDIARIES
                                    STATEMENT RE: COMPUTATION OF BASIC INCOME (LOSS) PER SHARE
                                THIRTEEN AND THIRTY-NINE WEEKS ENDED MAY 30, 1998 AND MAY 31, 1997
                                               (in thousands, except per share data)


                                               Primary                                         Primary
                                             ------------                                   -------------

                                             Thirteen weeks ended                           Thirty-nine weeks ended
                                             May 30, 1998           May 31, 1997            May 30, 1998           May 31, 1997
                                             ------------           ------------            -------------          ------------

Net income (loss)                                    $464                ($1,054)                   ($494)               ($1,947)
                                             ============           ============           ==============           ============

Common shares outstanding                           5,701                  5,701                    5,701                  5,701
                                             ============           ============           ==============           ============

Basic income (loss) per common share                $0.08                 ($0.18)                  ($0.09)                ($0.34)
                                             ============           ============           ==============           ============
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